Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and among

GENZYME CORPORATION

and

AASTROM BIOSCIENCES, INC.

Dated as of May 30, 2014

i

SCHEDULES

Schedule 1	Transition Services Schedule
Schedule 2	Restricted Information Systems of the Service Provider
Schedule 3	Acknowledgment and Waiver

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement is dated as of May 30, 2014 (the “Execution Date”), by and between Aastrom Biosciences, Inc., a Michigan corporation (“Service Recipient”), and Genzyme Corporation, a Massachusetts corporation (“Service Provider”). Service Recipient and Service Provider are referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Service Recipient and Sanofi, a French Societe anonyme (“Sanofi”) have entered into an Asset Purchase Agreement dated as of April 19, 2014 (the “Asset Purchase Agreement”) pursuant to which Service Recipient acquired the Transferred Assets from Sanofi and its Retained Affiliates;

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, the Parties contemplate that during the Term, Service Provider will provide certain transitional services to Service Recipient in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

For the purpose of this Agreement, the following capitalized terms have the following meanings. Capitalized terms which are used but not defined herein have the meanings ascribed to such terms in the Asset Purchase Agreement.

“Additional Services” is defined in Section 2.6.

“Agreement” means this Transition Services Agreement and includes all Transition Service Schedules, whether attached hereto or added subsequently pursuant to the terms of this Agreement.

“Asset Purchase Agreement” is defined in the recitals to this Agreement.

“Claim” is defined in Section 10.2.

“Cleared Service Recipient Personnel” is defined in Section 8.3.

“Data” is defined in Section 7.4.

“Dispute” is defined in Section 3.3.

“Effective Date” means the Closing Date.

“Execution Date” is defined in the introduction to this Agreement.

“Expenses” is defined in Section 5.2.

“Losses” is defined in Section 10.1.

“Party” and “Parties” are defined in the introduction to this Agreement.

“SDEA” is defined in Section 13.3.

“Services” means all services to be provided by Service Provider to Service Recipient as described on any Transition Service Schedule, including any Additional Services.

“Service Provider” is defined in the introduction to this Agreement.

“Service Provider Manager” is defined in Section 3.1.

“Service Provider Personnel” is defined in Section 8.2

“Service Provider Representative” is defined in Section 3.1.

“Service Recipient” is defined in the introduction to this Agreement.

“Service Recipient Manager” is defined in Section 3.1.

“Service Recipient Personnel” is defined in Section 8.2.

“Service Recipient Representative” is defined in Section 3.1.

“Service Term” is defined in Section 2.3.2.

“Term” is defined in Section 4.1.

“Transition Service Schedule” is defined in Section 2.1.

ARTICLE 2
SERVICES

2.1.                            Schedules and Precedence. This Agreement governs the provision of transitional Services described in the schedules attached to and made a part of this Agreement (each individual schedule, a “Transition Service Schedule”). Such Transition Service Schedules may be amended in writing from time to time by the Parties. If there is any inconsistency between the terms of any Transition Service Schedule and the terms of this Agreement, the terms of such Transition Service Schedule shall govern.

2.2.                            Performance of Services. Service Provider will perform the Services set forth in the Transition Service Schedules and all Additional Services.

2.3.                            Information. Each Transition Service Schedule sets forth, among other things:

2.3.1.                  a description of the Services to be provided;

2.3.2.                  the term during which each Service will be provided (the “Service Term”);

2.3.3.                  the location(s) where Services are to be provided;

2.3.4.                  the Service Provider and Service Recipient Representative(s) for such Service;

2.3.5.                  the maximum percentage of the applicable Service Provider Representative’s working time to be allocated to the Services, based upon a normal 40-hour work week; provided that such maximum will not limit Service Provider’s obligation to allocate resources necessary for the performance of any Service in accordance with this Agreement;

2.3.6.                  the monthly fees due to Service Provider, if any, for each Service; and

2.3.7.                  any other terms applicable thereto on the Transition Service Schedule.

2.4.                            Service Levels. Service Provider will perform the Services in a manner consistent with the terms and conditions contained herein and in accordance with applicable Legal Requirements. In addition, in performing the Services, Service Provider will use a degree of care and diligence that is not materially less than the care and diligence exercised by Service Provider and its Affiliates when engaged in similar services or activities during the twelve (12) month period preceding the Execution Date with respect to the Business, and will use commercially reasonable efforts to deliver the Services in a manner consistent with Service Provider’s and its Affiliates’ past practices. Service Provider will use qualified Service Provider Representatives to perform the Services.

2.5.                            Additional Resources. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, Service Provider will not be obligated to:

2.5.1.                  hire any additional employees;

2.5.2.                  maintain the employment of any specific employee;

2.5.3.                  purchase, lease or license any additional equipment or software; or

2.5.4.                  pay any costs related to the transfer or conversion of Service Recipient’s data to Service Recipient or any alternate supplier of Services.

2.6.                            Additional Services. During the Term, the Parties may identify additional services that Service Provider will provide to Service Recipient in accordance with the terms of this Agreement (the “Additional Services”). Upon mutual agreement of the Parties, the Parties will execute additional written Transition Service Schedules for such Additional Services.  Service Provider will have no obligation to execute any additional Transition Service Schedules; provided, that with respect to any Additional Service that has historically been provided by Service Provider or its Affiliates to the Business, Service

Provider will not unreasonably withhold, condition or delay the execution of a Transition Service Schedule relating to such Additional Service to the extent generally consistent with this Agreement, including the Transition Service Schedules.

2.7.                            Change Order Process. Any change in the scope or duration of any Service described in or other amendment to a Transition Service Schedule must be in writing and signed by the Parties.

2.8.                            Third-Party Consents. If any consent or waiver from any Third Party is needed in connection with Service Provider’s provision of the Services, Service Provider will be excused from performing such Service until such consent or waiver is obtained and will use commercially reasonable efforts to cooperate with Service Recipient to obtain such licenses or approvals, provided that any payments to Third Parties in connection with obtaining any such consent or waiver will be paid by Service Recipient.

ARTICLE 3
GOVERNANCE

3.1.                            Service Provider Manager and Service Provider Representatives. Service Provider will appoint one individual to have primary responsibility and oversight for the provision of all of the Services by Service Provider and to be Service Recipient’s primary point of contact (the “Service Provider Manager”). The initial Service Provider Manager will be Geary MacQuiddy. In addition, Service Provider will identify on the applicable Transition Service Schedule one representative (the “Service Provider Representative”) for each Service to have primary responsibility and oversight for the provision or coordination of such Service. Service Provider may appoint a new Service Provider Manager or a new Service Provider Representative for any Service by providing Service Recipient with written notice thereof.

3.2.                            Service Recipient Manager and Service Recipient Representatives. Service Recipient will appoint one individual to have primary responsibility and oversight for the receipt of all of the Services by Service Recipient and to be Service Provider’s primary point of contact (the “Service Recipient Manager”). The initial Service Recipient Manager will be Ross Turbo. In addition, Service Recipient will identify on the applicable Transition Service Schedule one representative (the “Service Recipient Representative”) for each Service to have primary responsibility and oversight for the provision or coordination of such Service. Service Recipient may appoint a new Service Recipient Manager or a new Service Recipient Representative for any Service by providing Service Provider with written notice thereof.

3.3.                            Dispute Resolution. Any dispute regarding a Party’s performance under this Agreement (a “Dispute”) will be initially referred to the Service Provider Manager and the Service Recipient Manager. The Service Provider Manager and the Service Recipient Manager will meet at a mutually acceptable time and place (or by teleconference) promptly after the Dispute has been referred to them, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Service Provider Manager and the Service Recipient Manager are not

able to resolve the Dispute within thirty (30) days after the Dispute has been referred to them, then either Party may thereafter submit such Dispute to any court as permitted by Section 13.9.

ARTICLE 4
TERM AND TERMINATION

4.1.                            Term. This Agreement will commence on the Effective Date and remain in effect until the last day that any Service Term in any Transition Service Schedule remains in effect (the “Term”), unless earlier terminated under this ARTICLE 4. With respect to each Service, such Service will begin upon the applicable start date set forth in the Transition Services Schedule (or the Effective Date if no start date is identified) and will continue for the longest duration, or until the end date, for such Services set forth in the Transition Services Schedule, unless earlier terminated under this ARTICLE 4. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services.

4.2.                            Termination.

4.2.1.                  Service Recipient may terminate this Agreement, either with respect to all or with respect to any one or more of the Services (or a portion thereof) provided to Service Recipient hereunder, for any reason or for no reason, at any time upon at least thirty (30) days (or such shorter period to which Service Provider agrees in writing) prior written notice to Service Provider, unless the specific Transition Service Schedule provides otherwise.

4.2.2.                  Subject to the provisions of ARTICLE 12 below, either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party materially breaches a material provision with regard to those Services and does not cure such breach, or does not take reasonable steps required under the circumstances to cure such breach going forward, within thirty (30) days (or ten (10) days in the event of a payment breach) after receiving notice of the breach.

4.2.3.                  Any provision which by its nature or express terms should survive, including the provisions of Section 4.2.4, ARTICLE 5, ARTICLE 10, ARTICLE 11 and ARTICLE 13, will survive the expiration or termination of this Agreement.

4.2.4.                  Upon any expiration or termination of this Agreement in whole or in part and for any reason (a) each Party will use commercially reasonable efforts to cooperate with the other Party as reasonably necessary to avoid disruption of the ordinary course of the other Party’s business and (b) Service Provider will deliver the Data to Service Recipient in accordance with Section 7.4 and will deliver other assets of Service Recipient in the possession of Service Provider. Each Party will promptly return to the other Party or destroy any and all Confidential

Information or other proprietary information of such other Party in its or its Affiliates’ possession upon expiration or termination of this Agreement.

ARTICLE 5
PAYMENT TERMS

5.1.                            Charges for Services. Service Recipient will pay Service Provider the charges, if any, set forth on the applicable Transition Service Schedule for each Service listed therein as adjusted, from time to time, in accordance with Section 5.3.

5.2.                            Expenses. Service Recipient will, for each Service performed, reimburse Service Provider for any reasonable documented out-of-pocket expenses payable to Third Parties which are incurred by Service Provider or its Affiliates in connection with Service Provider’s provision of such Service (“Expenses”); provided that the Expenses will not include the allocation of any corporate overhead or similar expenses incurred by Service Provider or its Affiliates in connection with the performance of the Services. Within ten (10) days after the end of each calendar month during the Term, Service Provider will provide Service Recipient with a report detailing the Expenses for such previous month. In addition, Service Provider will provide Service Recipient with advance written notice of any single Expense or series of related Expenses expected to be in excess of $25,000.

5.3.                            Payment Terms. Service Provider will bill Service Recipient quarterly for all charges pursuant to this Agreement for the previous calendar quarter. Such invoices will contain reasonable detail of the Services provided and the charge therefor. Service Recipient will pay Service Provider for all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor. Late payments will bear interest at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law. The Parties acknowledge and agree that failure to pay undisputed amounts due hereunder pursuant to the terms of this Agreement is a material breach and Service Provider may terminate this Agreement under Section 4.2.

5.4.                            Disputed Amounts. Amounts due hereunder will not be offset by amounts due under any other agreement. Disputes related to any other agreement will not serve as grounds to delay obligations under this Agreement. In particular, Service Recipient will not, and will cause its Affiliates to not, offset amounts owed to Service Provider or any Affiliate under this Agreement against amounts owed or allegedly owed by Service Provider or any Affiliate to Service Recipient or any Affiliate under any circumstances, and Service Recipient hereby irrevocably waives any such right on its own behalf and on behalf of each of its Affiliates.

ARTICLE 6
TRANSITION SERVICE RESPONSIBILITIES

6.1.                            Cooperation; Facilities; Access to Information. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation will include exchanging information relevant to the provision of Services hereunder, good faith efforts to mitigate problems with the work environment interfering with the Services, and each Party requiring its personnel to obey any security regulations and other published policies of the other Party while on the other Party’s premises. In addition, Service Recipient will provide Service Provider with access to its facilities as is reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder, provide Service Provider with information and documentation reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder, and make available, as reasonably requested by Service Provider, reasonable access to resources and provide timely decisions in order that Service Provider may perform its obligations hereunder.

6.2.                            Savings Clause. To the extent Service Recipient’s failure to discharge its obligations set forth in Section 6.1 or elsewhere in this Agreement impedes Service Provider’s ability to provide any Service or Additional Service hereunder, Service Provider will be excused from its obligation to provide such Services or Additional Services hereunder, provided, that Service Provider provides Service Recipient with notice of Service Recipient’s failure to meet such obligation promptly after Service Provider becomes aware of such failure.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1.                            Existing Ownership Rights Unaffected. Except as expressly set out in this ARTICLE 7, neither Party will gain, by virtue of this Agreement, any rights of ownership or use of Copyrights, Patents, Trade Secrets, Trademarks or any other Intellectual Property owned by the other Party.

7.2.                            Trademarks. Neither Party is granted hereunder any ownership in or license to the Trademarks of the other Party.

7.3.                            Removal of Marks. Neither Party will remove any Copyright notices, proprietary markings, Trademarks or other indicia of ownership of the other Party from any materials of the other Party.

7.4.                            Ownership of Data and Intellectual Property. Service Recipient will own all data and records created by Service Recipient or any of its Affiliates related exclusively to the Business and generated in connection with the performance of the Services (the “Data”). Service Provider will and hereby does, without further consideration, assign (and will cause its Affiliates to assign) to Service Recipient any and all right, title or interest that Service Provider or its Affiliates may possess in or to the Data. Upon Service Recipient’s request, Service Provider will provide Service Recipient with copies of the Data in the format in which such Data is generated.

ARTICLE 8
RELATIONSHIP BETWEEN THE PARTIES

8.1.                            The Parties to this Agreement are and will remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other. Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party will hold itself out as an agent of the other and neither Party will have the authority to bind the other. (A) No Service Recipient employees, agents or representatives (including the Service Recipient Personnel) shall be eligible to participate in any benefit programs or sales or other bonuses offered by Service Provider to its employees, or in any retirement plans, profit sharing plans, insurance plans, separation plans or any other employee welfare or benefit plans offered from time to time by Service Provider to its employees.  Service Recipient acknowledges that none of its employees, agents or representatives (including the Service Recipient Personnel) shall be eligible to participate in, and Service Provider does not and will not maintain or procure for or on such personnel’s behalf, any worker’s compensation or unemployment compensation insurance. (B) No Service Provider employees, agents or representatives (including the Service Provider Personnel) shall be eligible to participate in any benefit programs or sales or other bonuses offered by Service Recipient to its employees, or in any retirement plans, profit sharing plans, insurance plans, separation plans or any other employee welfare or benefit plans offered from time to time by Service Recipient to its employees.  Service Provider acknowledges that none of its employees, agents or representatives (including the Service Provider Personnel) shall be eligible to participate in, and Service Recipient does not and will not maintain or procure for or on such personnel’s behalf, any worker’s compensation or unemployment compensation insurance.

8.2.                            (A) Neither the execution of this Agreement, nor performance of Services by the Service Provider and/or any of its Affiliates shall cause the Service Recipient and/or any of its Affiliates or any person or entity employed or engaged by the Service Recipient and/or any of its Affiliates, including the Transferred Employees (collectively “Service Recipient Personnel”) to be or to be construed to be an agent, employee or legal representative of the Service Provider and/or any of its Affiliates for any purpose whatsoever.  The Service Recipient Personnel shall not be considered to be employees of the Service Provider and/or any of its Affiliates for any purpose (including Section 8.1), and neither the Service Provider nor any of its Affiliates shall be or be deemed to be an employer or joint employer of the Service Recipient Personnel. (B) Neither the execution of this Agreement, nor performance of Services by the Service Provider and/or any of its Affiliates shall cause the Service Provider and/or any of its Affiliates or any person or entity employed or engaged by the Service Provider and/or any of its Affiliates, (collectively “Service Provider Personnel”) to be or to be construed to be an agent, employee or legal representative of the Service Recipient and/or any of its Affiliates for any purpose whatsoever.  The Service Provider Personnel shall not be considered to be employees of the Service Recipient and/or any of its Affiliates for any purpose (including Section 8.1), and neither the Service Recipient nor any of its Affiliates shall be or be deemed to be an employer or joint employer of the Service Provider Personnel.

8.3.                            Notwithstanding anything else in this Agreement and/or the Transition Services Schedule, only members of the Service Recipient Personnel (the “Cleared Service Recipient Personnel”) who executed and delivered to the Service Provider an acknowledgment and waiver in the form attached hereto as Schedule 3 may receive, or benefit from, Services that involve access to the information services systems and applications of the Service Provider listed in Schedule 2, and the Service Provider is under no obligation to provide any such Services to the extent any Service Recipient Personnel other than the Cleared Service Recipient Personnel would receive, or benefit from, such Services.

ARTICLE 9
AFFILIATE PERFORMANCE

Service Provider may engage one or more Affiliates to perform all or any portion of Service Provider’s duties under this Agreement; provided that Service Provider remains liable for the performance of such Affiliates.

ARTICLE 10
INDEMNIFICATION

10.1.                     Service Recipient will indemnify, defend and hold harmless Service Provider and its officers, directors, agents, employees and Affiliates, from and against any and all Damages, including reasonable attorneys’ fees (collectively, “Losses”) arising out of, relating to or resulting from (a) Service Recipient’s material breach of this Agreement, (b) Service Recipient’s gross negligence or willful misconduct in connection with its receipt of Services or Additional Services pursuant to this Agreement, (c) Service Recipient Personnel’s misuse of any of Service Provider’s systems or Services, (d) Service Recipient Personnel’s willful misconduct in connection with the use of Service Provider’s systems or Services, or (e) Service Provider’s provision of Services or Additional Services pursuant to and in accordance with this Agreement, except for those Losses for which Service Provider is obligated to indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates pursuant to Section 10.1.  Service Recipient will further indemnify, defend and hold harmless Service Provider and its officers, directors, agents, employees and Affiliates, from and against any and all Losses arising out of, relating to or resulting from any Service Recipient Personnel being classified as, or determined to be, co-employed by, or a common-law employee of, the Service Provider and/or any of its Affiliates.

10.2.                     Service Provider will indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates from and against any and all Losses arising out of, relating to or resulting from (a) Service Provider’s material breach of this Agreement, (b) Service Provider’s gross negligence or willful misconduct in the provision of Services or Additional Services pursuant to this Agreement, (c) any Service Provider Personnel’s willful misconduct in connection with providing the Services or Additional Services pursuant to this Agreement, or (d) any Service Provider Personnel’s disclosure or misuse of the Service Recipient’s Confidential Information.  Service Provider will further indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates, from and against any and all Losses arising out of, relating to or resulting from any Service Provider Personnel being classified as, or determined to be, co-employed by, or a common-law employee of, the Service Recipient and/or any of its Affiliates.

10.3.                     An indemnifying Party’s indemnification obligations hereunder will be conditioned upon (a) the indemnified Party providing the indemnifying Party with written notice describing such indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the indemnifying Party with further notices to keep it reasonably informed with respect thereto; provided however, that failure of the indemnified Party to provide such notice or keep the indemnifying Party reasonably informed as provided herein will not relieve the indemnifying Party of its obligations hereunder except to the extent, if any, that the indemnified Party is materially prejudiced thereby, (b) the indemnifying Party being entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the indemnified Party, at the indemnifying Party’s sole expense, and (c) the indemnified Party reasonably cooperating with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any Claim. The indemnifying Party will not accept any settlement that places restrictions on any indemnified Party or requires any payment by any indemnified Party and, further, will not accept any settlement unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the indemnified Parties, from all liability with respect to the matters that are subject to such Claim, without the indemnified Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned. The indemnified Party may participate in the defense of any claim with counsel reasonably acceptable to the indemnifying Party, at the indemnified Party’s own expense.

10.4.                     With the exception of any claims of fraud which are proven and upon which a judgment entered in the involved proceeding will be expressly based, the Parties acknowledge and agree that the provisions of ARTICLE 10 will be the exclusive remedy for all claims relating to this Agreement, including the negotiation or performance hereof.

10.5.                     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

ARTICLE 11
LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES AND CAP ON LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, AND EXCEPT FOR CLAIMS PURSUANT TO ARTICLE 10 AND IN CIRCUMSTANCES WHERE AWARDED TO A THIRD PARTY, (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES; AND (B) EACH PARTY’S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OR NEGOTIATION HEREOF WILL

NOT EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THE APPLICABLE TRANSITION SERVICES SCHEDULE FROM WHICH SUCH CLAIM ARISES.

ARTICLE 12
FORCE MAJEURE

Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Service Recipient to make payments to Service Provider for Services already rendered, if such failure or delay is caused by any act of God, any accident, explosion, fire, act of terrorism, storm, earthquake, flood or any other circumstance or event outside of such Party’s reasonable control.

ARTICLE 13
MISCELLANEOUS

13.1.                     Records. Service Provider shall maintain accurate records arising from or related to any Services provided hereunder, including accounting records and documentation produced in connection with the rendering of any Service, substantially consistent with Service Provider’s past practices for similar services provided for its own account.

13.2.                     Inspection Rights. During the Term and for ninety (90) days thereafter, Service Provider shall, upon reasonable prior written notice from Service Recipient, permit Service Recipient, or its designated representatives, to inspect and audit Service Provider’s records relating to the Services during regular business hours, with the right to make any copies, for the sole purpose of verifying the amount charged by Service Provider for provision of the Services; provided, that Service Recipient shall comply with Service Provider’s reasonable security and safety procedures as such procedures are communicated to Service Recipient.

13.3.                     SDEA.  Within 30 days after the Execution Date but in no event later than the day on which the first Business Permit (i.e., relevant product registration) in respect of any Product will be effectively transferred from the relevant Selling Person to Purchaser in accordance with the Asset Purchase Agreement, the Service Provider (or its relevant Affiliate) and the Service Recipient shall in good faith negotiate and agree in writing a Safety Data and Exchange Agreement (“SDEA”).  Such SDEA shall be on terms and conditions customary for similar transactions, and shall govern the transition of pharmacovigilance activities from the relevant Selling Person (and/or its Affiliates) to the Purchaser and the transfer of the safety database at a mutually agreed date.  The SDEA shall enable worldwide safety surveillance and risk management and allow each Party to comply with its legal and regulatory obligations as legal manufacturer or holder of the relevant Business Permit (i.e., relevant product registration).  The SDEA will be signed by authorized departments of the Parties and shall be considered part of this Agreement, provided however that it can be amended separately without the need to amend this Agreement as a whole.

13.4.                     Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) unless otherwise specified “$” is in reference to United States dollars, and (g) the headings contained in this Agreement, in any exhibit or schedule to this Agreement and in the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.5.                     Entire Agreement. This Agreement together with the Asset Purchase Agreement and the other Ancillary Agreements, constitutes the entire agreement between and among the Parties with regard to the subject matter of this Agreement, and supersedes all prior agreements and understandings with regard to such subject matter. Except for the Confidentiality Agreement, there are now no agreements, representations or warranties between or among the Parties other than those set forth in the Agreement, the Asset Purchase Agreement or the Ancillary Agreements.

13.6.                     Amendment, Waivers and Consents. This Agreement may not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the Parties. Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver will be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Any consent under this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing.

13.7.                     Successors and Assigns. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns, provided, however, that no Party may assign any right or obligation hereunder without the prior written consent of all other Parties.

13.8.                     Governing Law. The rights and obligations of the Parties will be governed by, and this Agreement will be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

13.9.                     Jurisdiction; Waiver of Jury Trial.

13.9.1.           Any judicial proceeding brought against any Party or any dispute arising out of this Agreement or related to this Agreement, or the negotiation or performance hereof, must be brought in the courts of the State of New York, or in the U.S. District Court for the State of New York, and, by execution and delivery of this Agreement, each of the Parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.  The consents to jurisdiction in this Section 13.9.1 will not constitute general consents to service of process in the State of New York for any purpose except as provided in this Section 13.9.1 and will not be deemed to confer rights on any Person other than the Parties. Service of any process, summons, notice or document by U.S. mail to a Party’s address for notice provided in or in accordance with Section 13.12 will be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 13.9.1.

13.9.2.           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND SUCH PROCEEDINGS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.10.              Rules of Construction. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

13.11.              Severability. If any provision of this Agreement, as applied to either Party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13.12.              Notices. Any notice required or permitted to be given hereunder must be provided in writing and (a) delivered in person or by express delivery or courier service, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to subsection (b) of this Section 13.12 is also confirmed by the means described in subsections (a) or (c) of this Section 13.12) to such address or facsimile of the Party set forth in this Section 13.12 or to such other place or places as such Party from time to time may designate in writing in compliance with the terms of this Section 13.12. Each notice will be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service, one Business Day after being sent, or if mailed, five Business Days after the date of deposit in the mail. A notice of change of address or facsimile number will be effective only when done in accordance with this Section 13.12.

(i)	To Service Recipient at:

Aastrom Biosciences, Inc.
Domino’s Farms, Lobby K
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

	Attention:	Nick Colangelo
	Fax:	+1-734-665-0485
	Phone:	+1-734-418-4400

with a copy to:

Goodwin Procter LLP
53 State Street
Exchange Place
Boston, MA 02109

	Attention:	Mitchell S. Bloom, Esq.
Danielle Lauzon, Esq.
	Fax:	+1-617-523-1231
	Phone:	+1-617-570-1000

(ii)	To Service Provider at:

Genzyme Corporation
55 Cambridge Parkway
Cambridge, MA 02142

	Attention:	Head of Biosurgery Global GSU
	Facsimile:	+1-617-761-8918

with a copy to:

Sanofi
54, rue la Boétie
75008 Paris
France

	Attention:	General Counsel

Facsimile:	+33-1-5377-4303

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600

Attention:	Christopher Comeau
Facsimile:	+1-617-235-0566

13.13.              Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Party to any Party, nor will any provision give any Third Party any right of subrogation or action over or against any Party.

13.14.              Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile copies or by electronic scan copies delivered by email, each of which will be deemed an original, with the same effect as if the signatures were upon the same instrument.

13.15.              Confidentiality.

13.15.1.    Neither Party shall possess any interest, title, lien or right in any Confidential Information of the other Party that is exchanged pursuant to or in connection with the terms of this Agreement.  Each Party agrees not to (i) disclose the Confidential Information of the other Party to any third party or (ii) use the Confidential Information of the other Party except as necessary to perform its obligations under this Agreement, in either case without the express prior written consent of the other Party, and each Party shall be responsible for any breaches of this Section 13.15 by its directors, officers, employees, representatives (including financial advisors, attorneys and accountants) or agents (collectively, the “Representatives”).

13.15.2.    The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Party or such Party’s Representatives receiving the Confidential Information in violation of this Agreement; (ii) is or becomes available on a non-confidential basis from a third-party source (other than the party providing, directly or indirectly, its Confidential Information), which, to the best of the knowledge of the Party receiving Confidential Information after due inquiry, is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation to the party providing the Confidential Information; or (iii) was independently developed or learned by a party without the use or reference to the other Party’s Confidential Information.

13.15.3.    Upon or after the termination or expiration of this Agreement pursuant to Section 4.1 and upon the relevant disclosing Party’s written request, the applicable receiving Party shall within thirty (30) business days of such request destroy all copies of such disclosing Party’s Confidential Information in its possession or in the possession of any of its Representatives. Notwithstanding the foregoing, the receiving Party of such Confidential Information shall be permitted, subject to its continued compliance with the confidentiality and restricted-use obligations specified in this Agreement, (i) to retain all or any portion of such Confidential Information to the extent necessary for the purposes of maintaning its legal file and using the same to defend against any claims or actions threatened or instituted involving such Confidential Information, and (ii) entitled to retain copies of any computer records and files containing such Confidential Information which have been created pursuant to its automatic electronic archiving and back up procedures. If so requested by the relevant disclosing Party, the receiving Party shall confirm in writing that its undertakings relating to the destruction of any such Confidential Information have been complied with.

13.15.4.    Notwithstanding the other provisions of this Section 13.15 either Party may disclose any Confidential Information of the other Party to the extent required by applicable Legal Requirements, The Nasdaq Stock Market, GAAP or IFRS or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Services; provided that any Party that is requested pursuant to, or required by, applicable Legal Requirements, The Nasdaq Stock Market, GAAP or IFRS to disclose any Confidential Information, shall provide the other Party with reasonable prior written notice of such requests or requirement and a reasonable opportunity is afforded to contest the same.

13.15.5.    This Section 13.15, and all rights and obligations hereunder, shall expire three (3) years following the later of (i) the expiration or termination of this Agreement in accordance with its terms and (ii) the delivery to Aastrom by Sanofi, Service Provider or any of their Affiliates of historical safety data and applicable research and development data.  Nothing in this Section 13.15 shall be deemed to limit any rights of Sanofi or Aastrom set forth in the Asset Purchase Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the Execution Date.

AASTROM BIOSCIENCES, INC.

By:	/s/ Dominick C. Colangelo
Name:	Dominick C. Colangelo
Title:	President and CEO

GENZYME CORPORATION

By:	/s/ Jerome Delpech
Name:	Jerome Delpech
Title:	Attorney-in-Fact

Signature Page to Transition Services Agreement